UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2018 (January 19, 2018)

STARWOOD REAL ESTATE INCOME TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-220997	82-2023409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

1601 Washington Avenue

Suite 800

Miami Beach, FL 33139

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 695-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2018, the board of directors (the “Board”) of Starwood Real Estate Income Trust, Inc. (the “Company”) (i) increased the membership of the Board from seven directors to nine directors; (ii) appointed Christopher D. Graham and David B. Henry as directors; and (iii) confirmed that David B. Henry qualified as an “independent director” as defined in the Company’s Articles of Amendment and Restatement.

Mr. Graham has served as the Company’s Chief Investment Officer since its formation in June 2017 and as a member of the Investment Committee of Starwood REIT Advisors, L.L.C. (the “Advisor”) since November 2017. Mr. Graham has served as Senior Managing Director and Head of Real Estate Acquisitions for the Americas at Starwood Capital Group Global, L.P. (“Starwood Capital”) since January 2013, supervising its investments in North, South and Central America. Mr. Graham is responsible for originating, structuring, underwriting and closing investments in all property types and is a member of the investment committee of Starwood Capital. At Starwood Capital, he has managed Starwood Land Ventures and overseen Starwood Capital’s investments in approximately 10,000 residential lots. In addition, he has overseen the acquisition of approximately $300 million of non-performing, single-family residential loans. Prior to joining Starwood Capital in 2002, Mr. Graham served as Director of the Financial Consulting Group for the Eastern Region of CB Richard Ellis (“CBRE”) in Washington, D.C. from May 1999 to September 2000, as Associate Director, Eastern Region of Investment Properties Group of CBRE from March 1998 to May 1999 and as an analyst and a consultant in the Financial Consulting Group of CBRE from July 1996 to March 1998. Mr. Graham received a B.B.A. in finance from James Madison University and an M.B.A. from Harvard Business School. Mr. Graham’s extensive experience in real estate investments provides the Board with valuable insight into the Company’s targeted assets and investment process.

Mr. Henry served as Chief Executive Officer and Vice Chairman of Kimco Realty Corporation (“Kimco”), a publicly traded REIT, from December 2009 to January 2016, and in other capacities at Kimco since April 2001. Before joining Kimco in April 2001, Mr. Henry served in various capacities at GE Capital Real Estate (“GE Capital”) since 1978, including as GE Capital’s Senior Vice President and Chief Investment Officer from 1998 to 2001. Mr. Henry also served as Chairman of GE Capital’s Investment Committee and as a member of its Credit Committee. Before joining GE Capital, Mr. Henry served as Vice President for Republic Mortgage Investors from 1973 to 1978. Mr. Henry serves on the Board of Directors of HCP, Inc., a publicly traded healthcare REIT; Tanger Outlet Centers, a publicly traded shopping center REIT; Columbia Property Trust, a publicly traded Class-A office REIT; and Fairfield County Bank, a private Connecticut mutual savings bank. Mr. Henry is a trustee of the International Council of Shopping Centers and served as its Chairman from 2011 to 2012. Mr. Henry is currently the Vice Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Henry also serves on the real estate advisory boards of New York University and Baruch College and is a member of the Columbia University Real Estate Forum. Mr. Henry received a B.S. in Business Administration from Bucknell University and an M.B.A. from the University of Miami in Miami, Florida. Mr. Henry’s extensive involvement with REITs which target a broad spectrum of assets helps provide the Board with an understanding of the market in which it competes for capital and investments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 19, 2018	STARWOOD REAL ESTATE INCOME TRUST, INC.

	By:	/s/ Matthew Guttin
Matthew Guttin
Chief Compliance Officer and Secretary